Exhibit 99.1

Frontier Airlines Names James G. Dempsey President and Mark C. Mitchell as CFO

Also Announces New Leadership Appointments at CIO and Treasurer Positions

DENVER – October 19, 2023 – Frontier Airlines, Inc., a subsidiary of Frontier Group Holdings, Inc. (NASDAQ: ULCC), today announced the promotion of James G. Dempsey to President, and Mark C. Mitchell to Senior Vice President and Chief Financial Officer, both reporting to CEO Barry Biffle.

In his new role, Dempsey will oversee the Commercial, Customer Care (which includes contact centers and customer relations) and Operations Research, Design and Planning functions. Dempsey previously served as Frontier’s Executive Vice President and Chief Financial Officer. Mitchell, who previously served as Frontier’s VP, CAO and VP, Finance and Investor Relations, will assume Dempsey’s former role.

“Jimmy and Mark have been invaluable members of Frontier’s senior leadership team over the past eight plus years and have played instrumental roles in the company’s evolution and growth during that time,” said Biffle. “They are exceptional leaders who are well-positioned to guide our airline into the future.”

Dempsey joined Frontier in 2014 as Chief Financial Officer. Prior to that he held senior management roles at Ryanair Holdings PLC along with various management roles with PricewaterhouseCoopers. Mitchell joined Frontier in 2015 and prior to that held various leadership roles at Starwood Hotels and Resorts Worldwide, Inc., including Vice President, Accounting, as well as serving as Corporate Controller for Starwood Vacation Ownership, Inc.

The airline also announced other leadership changes, including:

Rajat Khanna - Senior Vice President and Chief Information Officer

Khanna joins Frontier from Lowe’s Companies in Charlotte, NC, where he served as Vice President, Technology - US Omnichannel Digital Customer Experience as well as the de facto Chief Information Officer for Lowe’s Canada. Khanna also served in IT leadership roles at United Airlines. Khanna reports to CEO Barry Biffle.

Matthew Saks – Vice President, Treasurer

Saks joins the company from Airbus where he most recently served as Vice President Airline Marketing and prior to that held a variety of leadership positions in sales, customer finance and auditing. Saks reports to CFO Mark Mitchell.

“Each of these individuals bring a wealth of skills and experience to their roles and we are excited to have them on the Frontier leadership team as we embark upon an exciting period of rapid growth for our organization,” said Biffle.

About Frontier Airlines:

Frontier Airlines, Inc., a subsidiary of Frontier Group Holdings, Inc. (NASDAQ: ULCC), is committed to “Low Fares Done Right.” Headquartered in Denver, Colorado, the company operates more than 125 A320 family aircraft and has among the largest A320neo family fleet in the U.S. The use of these aircraft, along with Frontier’s high-density seating configuration and weight-saving initiatives, have contributed to Frontier’s continued ability to be the most fuel-efficient of all major U.S. carriers when measured by available seat miles (ASMs) per fuel gallon consumed. With more than 220 new Airbus planes on order, including direct leases, Frontier will continue to grow to deliver on the mission of providing affordable travel across America.

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Media Information:

720.374.4560

media@flyfrontier.com